Structured Investments Opportunities in U.S. Equities	Free Writing Prospectus Registration Statement No. 333-253385 January 30, 2023 Filed Pursuant to Rule 433

Lookback Trigger PLUS Based on the S&P 500® Index due February 20, 2025

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

This document provides a summary of the terms of the Lookback Trigger PLUS, which we refer to as the Trigger PLUS. Investors must carefully review the accompanying free writing prospectus referenced below, prospectus, prospectus supplement and Equity Index Underlying Supplement, and the “Risk Considerations” on the following page, prior to making an investment decision.

INDICATIVE TERMS

Issuer:	HSBC USA Inc. (“HSBC”)
Maturity date:	February 20, 2025, subject to adjustment as described in the accompanying Equity Index Underlying Supplement
Underlying index:	The S&P 500® Index (Bloomberg symbol: SPX) (the “SPX”)
Pricing date:	On or about February 14, 2023
Original issue date:	On or about February 17, 2023 (3 business days after the pricing date)
Leveraged upside payment:	$10 x leverage factor x index percent change
Leverage factor:	150.00%
Index percent change:	(final level – initial level) / initial level
Trigger level:	80% of the initial level
Initial level:	The lowest official closing level on any scheduled trading day during the initial level observation period, subject to adjustment as described in “Additional Terms of the Notes—Observation Period” in the accompanying Equity Index Underlying Supplement. The actual initial level will not be determined until after the pricing date and will be made available to investors in the Trigger PLUS after the expiration of the initial level observation period.
Final level:	The official closing level of the underlying index on the valuation date
Official closing level:	The official closing level of the underlying index on any scheduled trading day as determined by the calculation agent based upon the value displayed on Bloomberg Professional® service page “SPX <INDEX>” or any successor page on the Bloomberg Professional® service or any successor service, as applicable
Valuation date:	February 14, 2025, subject to adjustment as described in “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement
Index performance factor:	final level / initial level
Maximum payment at maturity:	$12.15 per Trigger PLUS (121.50% of the stated principal amount)
Stated principal amount:	$10 per Trigger PLUS
Issue price:	$10 per Trigger PLUS
Initial level observation period:	Each scheduled Trading Day from and including February 14, 2023 to and including April 14, 2023, excluding any scheduled Trading Day on which a Market Disruption Event occurs.
Minimum payment at maturity:	None. You may lose your entire initial investment in the Trigger PLUS.

Payment at maturity:

•     If the final level is greater than the initial level:

$10 + the leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

•     If the final level is less than or equal to the initial level but the final level is greater than or equal to the trigger level:

$10

•     If the final level is less than the trigger level:

$10 x the index performance factor

This amount will be less than $8.00. You will lose at least 20% of the stated principal amount if the final level is less than the trigger level. All payments on the Trigger PLUS are subject to the credit risk of HSBC.

Limited lookback feature:	The initial level will be the lowest official closing price during the two months initial level observation period.
Estimated initial value:	The estimated initial value of the Trigger PLUS is expected to be less than the price you pay to purchase the Trigger PLUS. The estimated initial value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Trigger PLUS in the secondary market, if any, at any time. The estimated initial value will be calculated on the pricing date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors—The estimated initial value of the Trigger PLUS, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the Trigger PLUS in the secondary market, if any.”
CUSIP / ISIN:	40441B314 / US40441B3143
Free writing prospectus:	https://www.sec.gov/Archives/edgar/data/83246/000110465923007443/tm234650d1_fwp.htm

The pricing date, original issue date and the other dates set forth above are subject to change, and will be set forth in the pricing supplement relating to the securities.

Risk Considerations

It is important for you to understand that this offering summary does not contain all of the material information an investor should consider before investing in the Trigger PLUS, including a more complete description of the risks relating to the Trigger PLUS. This offering summary is not for distribution in isolation and must be read together with the accompanying free writing prospectus.

Risks Relating to the Structure or Features of the Trigger PLUS

•	Trigger PLUS do not pay interest and may result in a loss of principal.
•	The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity.
•	The amount payable on the Trigger PLUS is not linked to the level of the underlying index at any time other than the valuation date.
•	Investing in the Trigger PLUS is not equivalent to investing in the securities included in the underlying index.
•	The determination of the initial level will occur after the pricing date.

Risks Relating to the Underlying Index

•	Adjustments to the underlying index could adversely affect the value of the Trigger PLUS.

General Risk Factors

•	Credit risk of HSBC USA Inc.
•	The estimated initial value of the Trigger PLUS, which will be determined by us on the pricing date, is expected to be less than the price to public and may differ from the market value of the Trigger PLUS in the secondary market, if any.
•	The price of your Trigger PLUS in the secondary market, if any, immediately after the pricing date is expected to be less than the price to public.
•	If HSBC Securities (USA) Inc. were to repurchase your Trigger PLUS immediately after the original issue date, the price you receive may be higher than the estimated initial value of the Trigger PLUS.
•	The market price will be influenced by many unpredictable factors.
•	The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited.
•	The calculation agent, which is HSBC or one of its affiliates, will make determinations with respect to the Trigger PLUS.
•	Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS.
•	The Trigger PLUS are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.
•	The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain.

Tax Considerations

You should review carefully the discussion in the accompanying free writing prospectus under the caption “Additional Information About the Trigger PLUS —Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS, and you should consult your tax adviser.

If there is any inconsistency between any terms herein and the free writing prospectus relating to the Trigger PLUS, the free writing prospectus shall prevail. The issuer has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the Securities and Exchange Commission (“SEC”) for the offering to which this preliminary free writing prospectus relates. Before you invest, you should read the free writing prospectus relating to the offering, and also the prospectus, prospectus supplement and Equity Index Underlying Supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at https://www.sec.gov/edgar/search/. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the free writing prospectus, prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.